Exhibit 99.1

Health Systems Solutions Announces New Financing Agreement With The Stanford Group

New York, New York, September 16, 2008 - Health Systems Solutions, Inc. (OTCBB: HSSO), a software and technology company, has entered into a $5 million Preferred Stock Purchase Agreement (the “Agreement”) with its principal stockholder, Stanford International Bank Ltd. (“Stanford”), a member of the Stanford Financial Group.

Stanford has agreed to purchase up to $5,000,000 of Series E Convertible Preferred Stock. Pursuant to the agreement, Stanford will be granted warrants to purchase up to 833,334 shares of HSS common stock. The shares of Series E Preferred Stock will, at the option of Stanford, be convertible, in whole or in part, into shares of HSS common stock at an initial conversion price of $6.00 per share. Additionally, Stanford and HSS will terminate the Convertible Debenture Purchase Agreement currently in place.

Health Systems Solutions (“HSS”) CEO and Chairman of the Board, Stan Vashovsky explained “Stanford’s desire to fund HSS’ growth through an equity investment - as opposed to debt - affirms their belief in the upside potential of our vision and our team. From HSS’ perspective, we will have additional long-term capital to invest in developing new products and services. With the added flexibility afforded by the structure of this transaction, we expect to continue building on the success of the past year.”

About Health Systems Solutions:

HSS is a technology and services company dedicated to bringing innovation to the health care industry. Our objective is to leverage current and next-generation technologies to offer value-added products and services which will generate improved clinical, operational and financial outcomes for our clients. The HSS portfolio of products and services extends across many segments of health care including home health care, medical staffing, acute and post-acute facilities, and telehealth/telemedicine, grouped into three segments: technology solutions, software and consulting.

For more information on HSS:
Michael G. Levine, Chief Financial Officer & Executive Vice President
Michael.Levine@hssglobal.com
(212) 798-9405